MOBIVITY HOLDINGS CORP.

2016 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This AWARD AGREEMENT (this “Agreement”) is entered into on the [[GRANTDATEWORDS]] (the “Grant Date”) by and between MOBIVITY HOLDINGS CORP., a Nevada corporation (the “Company”), and [[FIRSTNAME]] [[LASTNAME]] (the “Participant”).

1.         Grant of Restricted Stock Unit. This agreement evidences a grant of a Restricted Stock Unit, on the date written above (the “Grant Date”), by the Company to the Participant under the Mobivity Holdings Corp. 2016 Stock Plan (as amended from time to time, the “Plan”).

2.         Shares Subject to the Award. The Restricted Stock Units evidenced by this Agreement relates to [[SHARESGRANTED]] shares of Common Stock.

3.         Vesting of Restricted Stock Unit Award. The Restricted Stock Unit Award evidenced by this Agreement will vest starting on [[VESTINGSTARTDATE]]. The Participant will become vested in the shares of Common Stock represented by the Restricted Stock Unit Award granted pursuant to this Award Agreement, provided that the Participant remains actively employed by the Company on each such vesting date. The options shall vest as follows: [[VESTINGTEMPLATEDESC]].

4.         Settlement of Restricted Stock Units. The shares of Common Stock associated with the Restricted Stock Unit evidenced by this Agreement will, to the extent the Participant’s rights with respect to the Restricted Stock Unit have become vested in accordance with Paragraph 3, be issued to the Participant upon the earliest to occur of (A) three years after the grant date, (B) a Change in Control of the Company, and (C) the termination of the Participant’s employment with the Company.

5.         Forfeiture of Restricted Stock Units. Upon the Participant’s termination of employment with the Company, all Restricted Stock Units not then-vested in accordance with Paragraph 3 will be immediately forfeited.

6.         No Assurance of Value. The Participant acknowledges that the value of a Restricted Stock Unit will be dependent upon the future financial condition, operating results and prospects of the Company, which are subject to a number of risks and uncertainties that are difficult to predict and in many instances are beyond the Company's control. Accordingly, there is no assurance that the Participant will realize any value from this or any Restricted Stock Unit. The Participant further acknowledges that no representation has been made to, or relied upon by, the Participant regarding the value of a Restricted Stock Unit.

7.         Stock Incentive Plan. The Restricted Stock Units granted to the Participant, as described above, are payable in accordance with the terms and conditions set forth in this Agreement and the terms and conditions of the Plan, which terms and conditions are incorporated into this Agreement by reference and a copy of the document governing the Plan has been provided to the Participant. Unless otherwise specified in this Agreement, capitalized terms that are not defined in the Agreement but are defined in the Plan have the same meaning as they do in the Plan. By entering into this Agreement, the Participant acknowledges, accepts and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Award Agreement as of the date first above written.

MOBIVITY HOLDINGS CORP.

By:__ _______________

Name: Lisa Brennan

Title: Chief Financial Officer

PARTICIPANT:

__________________________________________

[[FIRSTNAME]] [[LASTNAME]]